QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Texas Regional Bancshares, Inc.:

        We consent to the use in this Registration Statement of Texas Regional Bancshares, Inc. on Form S-4 of our report dated February 28, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Accounting Standard No. 142 "Goodwill and Other Intangible Assets") on the consolidated financial statements of Southeast Texas Bancshares, Inc., appearing in the proxy statement-prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such proxy statement-prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas
February 10, 2004

QuickLinks

Independent Auditors' Consent